SUB-CUSTODY AGREEMENT

                THIS AGREEMENT is made this 1 day of April, 2006, by and among SEI Private Trust Company, a limited purpose thrift regulated by the Office of Thrift Supervision, (hereinafter referred to as “Custodian”), with its place of business located at One Freedom Valley Drive, Oaks, PA 19456 and Wachovia Bank, National Association (hereinafter referred to as “Sub-Custodian”), with a place of business located at 123 S. Broad Street, Philadelphia, PA  19109.

W I T N E S S E T H:

                WHEREAS, Madison Harbor Balanced Strategies, Inc. (“Client”) has an existing custody agreement with Sub-Custodian (“Wachovia Agreement”) in which Sub-Custodian custodies certain cash assets (“Cash Assets”);

WHEREAS, Client and Custodian entered into a Custody Agreement dated October 19, 2004, (“Custody Agreement”) whereby Custodian custodies securities and other property (“Non-Cash Assets”);

WHEREAS, Client wishes to terminate the Wachovia Agreement and have Custodian also provide custody services for the Cash Assets;

                WHEREAS, Custodian now desires to appoint Sub-Custodian as the sub-custodian with respect to all such Cash Assets; and

                NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed by and between Custodian and the Sub-Custodian as follows:

ARTICLE I

ESTABLISHMENT OF THE SUB-CUSTODIAL ACCOUNTS

                                                1.1           Custodian hereby appoints the Sub-Custodian as sub-custodian for all Cash Assets.  The Custodian directs that the Sub-Custodian establish an account, (“Custodial Account”) for the Cash Assets, within which all such sums of money, all investments made therewith or proceeds thereof, and all earnings, profits, increments, appreciation and additions thereto and thereon, less the payments which shall have be made by the Sub-Custodian shall be held, as authorized herein.

1.2	It shall be the duty of the Sub-Custodian hereunder:

(a)          To hold, and administer the Custodial Account pursuant to the written direction of Custodian, and

(b)          From time to time, on the written direction of authorized parties, (“Authorized Parties”) Sub-Custodian shall make disbursements out of the Custodial Account, in such manner, in such amounts, and for such purposes as may be specified in such written direction.  The name, title and specimen signature of each Authorized Party shall be provided to the Sub-Custodian in writing from time to time, by the Custodian.  The Sub-Custodian may only rely on written directions received and signed by not less than two Authorized Parties.  The Sub-Custodian shall accept direction from an Authorized Party until it is informed, by the Custodian, in writing that any such Authorized Party is no longer authorized to provide written directions to the Sub-Custodian. The Sub-Custodian shall be under no liability for any disbursement made by it pursuant to such a direction, nor shall Sub-Custodian have any responsibility to ascertain whether such direction complies with the terms of the underlying Custody Agreement.

1.3           Custodian hereby represents and warrants that it has all requisite authority and has obtained all consents necessary to enter into this Agreement and direct the actions contemplated hereunder on behalf of such Client.  Custodian agrees that it shall be solely responsible for disclosing the terms of this arrangement to the Client.

ARTICLE II

INVESTMENT OF THE SUB-CUSTODIAL ACCOUNTS

                                                2.1           The Sub-Custodian shall invest and reinvest the Cash Assets in the Custodial Account pursuant to the written instructions from an Authorized Party.  The Sub-Custodian shall not be responsible for, nor make any determination regarding, the prudence of such investment or reinvestment.

                                                2.2           The Sub-Custodian shall have the following powers:

                (a)           To retain uninvested all or any part of a Custodial Account;

                (b)           To cause any investment in a Custodial Account to be registered in, or transferred into, its name as Sub-Custodian or the name of its nominee or nominees or to retain them unregistered or in form permitting transfer by delivery, but the books and records of the Sub-Custodian shall at all times show that all such investments are part of the Custodial Account;

                (c)           To collect the income and principal on the Cash Assets when due, and credit it them to the Custodial Account on the date actually received;

                (d)           To execute and deliver, as Custodian’s agent and at Custodian’s instruction, any assignments, stock or bond powers or other documents or instruments and, in particular, (i) to buy, sell, assign, transfer, or dispose of any security or property in the Custodial Account at Custodian’s risk and in accordance with industry practice; and (ii) to obtain payment when due and pay for securities sold in accordance with industry practice.

ARTICLE III

ACCOUNTS TO BE KEPT AND RENDERED BY THE SUB-CUSTODIAN

                                                3.1           The Sub-Custodian shall keep accurate records of all transactions hereunder, and such additional records as may be agreed upon in writing between Custodian and Sub-Custodian] All accounts, books and records relating thereto shall be open to inspection and audit by any person or persons designated by Custodian at all reasonable times.

                                                3.2           Sub-Custodian shall furnish the Custodian with periodic statements showing all income, transactions and assets in the Custodial Account, and the market values thereof.  Custodian shall promptly review such information and raise any objections or concerns it may have with respect to such account on a timely basis in writing to the Sub-Custodian.

ARTICLE IV

THE SUB-CUSTODIAN

                                                4.1           The Sub-Custodian accepts the Custodial Accounts hereby created and agrees to perform the duties hereby required by it, subject, however, to the following conditions:

                (a)           The Sub-Custodian shall incur no liability to anyone for any action taken pursuant to a direction, request or approval believed by it to be genuine and to have been signed or presented by an Authorized Party.

                (b)           The Sub-Custodian shall receive as compensation for its services such amounts as may be agreed upon at the time of execution of this Agreement, subject to change at any time and from time to time by agreement between Custodian and the Sub-Custodian. Except as otherwise provided herein, the Sub-Custodian’s compensation and any other proper expense of the Sub-Custodian for the Custodial Account (unless payable out of the Custodial Account) including all real and personal property taxes, income taxes, transfer taxes, and other taxes of any and all kinds whatsoever shall be paid by Custodian; provided, however, that Sub-Custodian shall be authorized, but not obligated, to charge such compensation and expenses against the Custodial Account.

                (c)           The Sub-Custodian undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.

                (d)           The Sub-Custodian shall be indemnified and held harmless by Custodian against any actions, claims demands, losses, damage or expenses of any kind (including attorney’s fees), or liabilities (referred to collectively as “Claims”) which it or any of its agents, employees, nominees, or affiliated organizations may at any time sustain or incur hereunder, except to the extent such Claims are the result of Sub-Custodian’s gross negligence or willful misconduct.

                (e)           To employ suitable agents, actuaries, accountants, investment advisors or managers and counsel and to pay their reasonable expenses and compensation;

                                                4.2           The Sub-Custodian acting hereunder may resign at any time by giving  90 days written notice to Custodian.  The Custodian may terminate Sub-Custodian at any time by giving 60 days written notice to the Sub-Custodian.  The above notwithstanding, resignation or termination may be made at any time upon mutual consent of the parties.

                                                4.3           Sub-Custodian shall not act, nor be under any obligation to act in the absence of written direction from the Custodian or an Authorized Party.

ARTICLE V

AMENDMENTS TO SUB-CUSTODIAL AGREEMENT

                5.1           The provisions of this Sub-Custodial Agreement may be amended at any time and from time to time upon mutual agreement between Custodian and the Sub-Custodian.

ARTICLE VI

MISCELLANEOUS PROVISIONS

                                                6.1           Any person dealing with the Sub-Custodian may rely upon a copy of this Agreement and any amendments thereto, certified to be a true and correct copy by any officer of the Sub-Custodian.  Such copies shall be provided upon notice and approval by the Custodian

6.2           This Agreement shall be binding on any and all successors and assigns to the Custodian and Sub-Custodian.

                                                6.3           This Agreement shall be construed, enforced and regulated under federal law, and to the extent (if any) not preempted thereby, under the laws of the Commonwealth of Pennsylvania

                IN WITNESS WHEREOF, Custodian and the Sub-Custodian have caused this Agreement to be executed as of the day and year first above written.

WACHOVIA BANK,	SEI PRIVATE TRUST COMPANY
NATIONAL ASSOCIATION

By:	By:

Title:	Title:

ATTACHMENT A

Fee Schedule

SEI Private Trust Company

Wachovia Bank, National Association

Custody Administrative Fees:

 0.5 basis point on average daily market value

Transaction Fees:

$5.00 per transaction through Depository Trust Company.

$5.00 per transaction through Federal Reserve.

$15.00 per transaction for Physical Securities.

$7.00 per paydown on mortgage/asset backed securities.

$7.50 per outgoing wire transfers.

Wachovia Bank, National Association	SEI Private Trust Co

By:	By:

Title:	Title:
Date:	Date: